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EXHIBIT 10.26

EX - 10.26 - Consulting Agreement as of October 26, 2001 between Race Rock Design Partners and Eurotech, Ltd.


                                 Design Partners
                                  4 Redin Lane
                            East Longmeadow, MA 01028
                                  413-525-2295

October 22, 2001

Re: Letter of Intent For Website Work & Bulk email Promotion for Eurotech Ltd.

INTRODUCTION

This letter of intent is between Race Rock Design Partners and Eurotech Ltd. Race Rock Design Partners is a Massachusetts based company and Eurotech Ltd is located in Fairfax, Virginia and incorporated in the District of Columbia.

Bruce Whittier and Sean Coughlin, dba Race Rock Design Partners, will provide their internet expertise in developing a long term goal oriented promotional website and E-mail campaign for Eurotech Ltd. under the guidelines set forth by designated representatives of Eurotech Ltd.

Eurotech Ltd. agrees that designated representative(s) of the company shall be named to represent the company and assist in providing content and direction of web-site development and bulk email distribution and content. Written authorization for such content will be provided by Eurotech Ltd.

SCOPE OF WORK

An integrated long-term email and web-site campaign to increase public awareness of Eurotech Ltd. and its products will be designed and implemented. The implementation is intended to reach an audience of approximately 20 million people. The effort will be sustained over a minimum six-month period. Follow up efforts may contain added scope activities, which may require additional effort and compensation. The basic scope of work includes the following:

          1) Development of bulk email content.
          2) Development of website content
          3) System design and integration of all server hardware and software necessary to reach the target audience of 20 million people
          4) Mechanisms to create visibility between target audience and following:
             - Mass media, Political organizations, Eurotech customers and investors.

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EX - 10.26 - Consulting Agreement as of October 26, 2001 between Race Rock
Design Partners and Eurotech, Ltd.

COMPENSATION

Compensation to Race Rock Design Partners for promotional efforts under the basic scope of work will be as follows:

$17,500.00 cash to be paid by 10/26/2001; and warrants as follows:

80,000 Warrants issued with a strike price of $1.00
100,000 warrants issued with a strike price of $2.50
100,000 warrants issued with a strike price of $5.00

Race Rock Design Partners reserves the right to review the contractual conditions of the warrants and agrees to above conditions only on the final approval of those documents. Both parties upon further review have one week to finalize terms and conditions or to terminate this letter of intent via written notice.

By: /s/ Don V. Hahnfeldt           By: /s/ Bruce Whittier
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    Don Hahnfeldt, Eurotech CEO        Bruce Whittier, Race Rock Design Partners